June 3, 1997

Mr. Frank Fraser
MDS Nordion Inc.
447 March Road
Kanata, Ontario
K2K 1X8

Reference:  Equity Investments in Food Technology Services Incorporated

Dear Sir:

Thank you for your subscription in our corporation and payment in full in the amount of US $13,000.00.

We appreciate your participation in our organization and this letter confirms your ownership of 16,250 shares at US $.80 in the capital FTSI as a result of your $13,000 investment of June 3, 1997.

                                           Yours very truly,
                                           Food Technology Services Inc.



                                      by:
                                           -------------------------------------
                                           Pete Ellis, President & CEO


cc:  B. Butler
     C. McGuire